Exhibit 99.1

For immediate release:

Redding Bancorp Board of Directors Appoints Moss Adams LLP as new Auditor

REDDING, California, March 19, 2004/ PRNewswire— Michael C. Mayer, President & CEO of Redding Bancorp (OTCBB: RDDB), a $400 million financial services holding company, and parent company of Redding Bank of Commerce today named Moss Adams LLP as its independent auditor for 2004. Redding Bancorp’s Board of Directors made the appointment based on a recommendation from its Audit Committee.

“Moss Adams LLP is a highly respected firm that has an outstanding reputation for providing high-quality independent audit services for companies in the financial-services sector”, said Michael C. Mayer, President & CEO. “The Moss Adams team is experienced, professional and committed to its role as independent auditor. The board believes this decision is in the best interest of the company and its shareholders.”

Moss Adams LLP will replace Deloitte & Touche LLP, who had been Redding Bancorp’s auditor since 1999. The decision to changes auditors was not caused by any disagreement between Redding Bancorp and Deloitte & Touche LLP on any matter of accounting principles, practices or financial disclosure.

Redding Bancorp, located in Redding California is a bank holding company that owns Redding Bank of Commerce, a federally insured California banking corporation, which opened on October 22, 1982, and Bank of Commerce Mortgage, a mortgage brokerage business. Redding Bank of Commerce has four full service offices. The full-service offices are located in Redding, California, and Roseville Bank of Commerce at Eureka, a division of Redding Bank of Commerce, is located in Roseville, California and the Roseville Bank of Commerce at Sunrise, a division of Redding Bank of Commerce located in Citrus Heights, California.